Exhibit 10.2

September 19, 2019

Brian Stolz

via Email

Dear Brian:

BridgeBio Pharma, Inc. is pleased to offer you employment on the following terms:

1.Position.  Your title shall be Chief Operating Officer of the Company.  You shall report to the Company’s Chief Executive Officer (the “CEO”) and you shall have such powers, duties, responsibilities and accountabilities as may from time to time be prescribed by the CEO or the Board of Directors of the Company (the “Board”), provided that such duties are consistent with your position as the Chief Operating Officer of the Company.  You may work remotely and travel to the Company’s locations as requested by the Company. During your employment with the Company, you shall not engage in any other outside employment, consulting or other business activity whether full-time or part-time without the Company’s written consent, which shall not be unreasonably withheld.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.  As used in this letter agreement, the “Company” shall refer to BridgeBio Pharma, Inc. and its subsidiaries, including without limitation BridgeBio Services, Inc.; provided, that your direct employer will be BridgeBio Services, Inc.

2.Salary.  The Company shall pay you a starting salary at the annual rate of $625,000, payable in accordance with the Company’s standard payroll schedule and subject to tax-related deductions and withholdings.  This salary shall be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.Employee Benefits.  You shall be eligible to participate in any and all benefit programs that the Company establishes and makes available to its similarly situated employees from time to time, including healthcare insurance, paid time off, and a 401(k) plan.

4.Bonus.  Compensation for this position also includes participation in the Company’s bonus plan with an annual target bonus of 60% of your annual salary. Your bonus shall be based on the Company’s overall goals as well as your individual goals. For each year during your employment, you shall be eligible to receive a bonus (pro-rated in the case of the first year during which you were employed by the Company) based on a determination by the Board or its Compensation Committee (the “Compensation Committee”) regarding the Company’s achievement of its goals and your own successful performance of your duties through the end of the applicable year. Within sixty (60) days of your Start Date and within sixty (60) days of the beginning of each calendar year thereafter, the Company will, in consultation with you, communicate in writing all such goals and milestones and the amount of the bonus that is tied to each such goal and milestone.  Except as otherwise specified in Section 8 (Severance) below, you must be continuously employed by the Company or one of its subsidiaries through the last day of the calendar year in order to receive the bonus applicable for such calendar year. Your bonus shall be paid no later than March 15th of the calendar year following the calendar year to which the bonus relates.

5.Signing Bonus Equity.  Subject to approval by the Board or the Compensation Committee by such date that is no later than the next regularly scheduled meeting thereof following your Start Date, you shall be granted $600,000 worth of fully vested common stock of the Company, with the number of shares to be determined by dividing $600,000 by the closing price of a share of Company common stock as reported on the Nasdaq Global Select Market (or any successor exchange upon which the Company’s common stock is traded) on the date you sign this agreement (the "Signing Bonus Stock").  The Signing Bonus Stock shall be subject to the terms and conditions of the Company’s 2019 Stock Option and Incentive Plan (as amended from time to time, the “Plan”) and the applicable stock issuance agreement thereunder, which you shall be required to sign as a condition to receiving your Signing Bonus Stock and which shall reflect the relevant terms set forth in this letter.   In the event (A) your employment is terminated by the Company (or its acquirer or successor) for Cause (as defined below) or (B) you resign other than for Good Reason (as defined below) or other than as a result of your death or disability, in each case within 24 months following your Start Date, you will promptly pay the Company an amount equal to $600,000, less applicable taxes and withholding on the Signing Bonus Stock, multiplied by a fraction, the numerator of which is equal to the number of months remaining in the two (2) year period as measured from the date of termination, and the denominator of which is equal to 24.

6.Stock Options.  Subject to approval by the Board or the Compensation Committee, by such date that is no later than the next regularly scheduled meeting thereof following your Start Date, you shall be granted an option worth $1.045M to purchase a number of shares of the Company’s common stock equal to $1.045M divided by the Black-Scholes value of an option to purchase one share of Company common stock on the date of grant (the “Option”), at an exercise price per share equal to the fair market value of a share of the Company’s common stock (being the closing price of a share of Company common stock as reported on the Nasdaq Global Select Market (or any successor exchange upon which the Company’s common stock is traded) on the date that your Option is granted. Twenty-five percent (25%) of the Option shall vest on the first anniversary of your Start Date and the remaining portion of the Option shall vest in equal monthly installments over the following three years, subject to your continued service with the Company or any of its subsidiaries through each applicable vesting date. In addition to any acceleration set forth in Section 9 and notwithstanding anything to the contrary in the Plan or applicable stock option agreement, the vested portion of the Option will remain exercisable until the earlier of (i) one year from your termination date or (ii) the expiration date of the Option if your employment is terminated by the Company (or its acquirer or successor) without Cause (including by reason of your death or disability) or you terminate your employment for Good Reason.  The Option shall be subject to the terms and conditions of the Plan and the stock option agreement thereunder, which you shall be required to sign as a condition to receiving your Option and which shall reflect the relevant terms set forth in this letter.

7.Restricted Stock Units.

A.

Subject to approval by the Board or the Compensation Committee, by such date that is no later than the next regularly scheduled meeting thereof following your Start Date, you shall be granted $2.090M worth of time-based restricted stock units, with the number of restricted stock units to be determined by dividing $2.090M by the closing price of a share of Company common stock as reported on the Nasdaq Global Select Market (or any successor exchange upon which the Company’s common stock is traded) on your Start Date (the “Time-Based RSUs”).  Each Time-Based RSU entitles you to one share of Company common stock if and when the Time-Based RSU vests. The RSUs will vest over approximately four years. In general, 25% of the RSUs will vest on the first anniversary of the vesting commencement date (as set forth in the applicable RSU award agreement), and the balance will vest in quarterly installments over the next three years, subject to your continued service with BridgeBio Pharma, Inc. or any of its subsidiaries through each applicable vesting date. The RSUs will be subject to the terms and conditions of BridgeBio Pharma, Inc.’s 2019 Stock Option and Incentive Plan (as amended from time to time, the “Plan”) and the RSU agreement thereunder, which you will be required to sign as a condition to receiving your RSUs.

B.

Subject to approval by the Board or the Compensation Committee, by such date that is no later than the next regularly scheduled meeting thereof following your Start Date, you shall be granted a target number of performance-based restricted stock units worth $1.045M, with the number of performance-based restricted stock units to be determined by dividing $1.045M by the closing price of a share of Company common stock as reported on the Nasdaq Global Select Market (or any successor exchange upon which the Company’s common stock is traded) on your Start Date (the “Performance-Based RSUs”). Each Performance-Based RSU entitles you to one share of Company common stock if and when the Performance-Based RSU vests. In addition to any acceleration set forth in Section 9, the number of Performance-Based RSUs that may be earned shall be based on the Company’s total shareholder return percentile ranking relative to the Nasdaq Biotech Index for a three-year cumulative performance period commencing on the date you execute this letter agreement and ending on the date three (3) years thereafter or such shorter period in accordance with Section 9 (the “Performance Measurement Period”).  All earned Performance-Based RSUs shall vest at the end of the Performance Measurement Period, subject to your continued service with the Company or any of its subsidiaries through the vesting date. The Performance-Based RSUs shall be subject to the terms and conditions of the Plan and the Performance-Based RSU agreement thereunder, which you shall be required to sign as a condition to receiving your Performance-Based RSUs and which shall reflect the relevant terms set forth in this letter.

8.Severance.  In the event that (A) your employment is terminated by the Company (or its acquirer or successor) without Cause (including due to death or disability) or (B) you resign for Good Reason, subject to you signing a customary general release of claims in favor of the Company that becomes irrevocable within sixty (60) days following the termination date, you shall be entitled to be paid (i) (Y) if such termination in (A) or (B) occurs on or before the three (3) year anniversary of your Start Date, an amount equal to twenty-four (24) months of your then-current base salary, payable in substantially equal installments in accordance with the Company’s regular payroll cycle over twelve (12) months or (Z) if such termination in (A) or (B) occurs after the three (3) year anniversary of your Start Date, an amount equal to twelve (12) months of your then-current base salary, payable in substantially equal installments in accordance with the Company’s regular payroll cycle over twelve (12) months, PLUS (ii) an amount equal to 100% of your target annual bonus, as determined in accordance with Section 4 above, payable in substantially equal installments in accordance with the Company’s regular payroll cycle over twelve (12) months, PLUS (iii) an amount equal to your  bonus for the calendar year of termination, calculated as 100% of the target bonus amount multiplied by a fraction, the numerator of which is the number of days during the calendar year of termination that you were employed and the denominator of which is the total number of days during the calendar year of termination; provided, that the pro-rated bonus shall be payable when annual bonuses are paid to other senior executives of the Company, but in no event later than March 15th of the calendar year following the calendar year in which the bonus relates, PLUS (iv) provided that you timely elect continuation coverage pursuant to COBRA for you and your eligible dependents, reimbursement from the Company for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to such termination) until the earlier of (a) twelve (12) months following the termination date or (b) the date on which you obtain other employment; provided, however, that if the Company determines that reimbursed COBRA premiums would be deemed to be discriminatory or to otherwise violate the then-applicable provisions of the Patient Protection and Affordable Care Act or the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued thereunder, the Company shall, in lieu thereof, provide to you a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of termination (which amount shall be based on the premium for the first month of COBRA coverage).  Such COBRA payments, if any, shall commence on the month following your termination of employment and shall end on the earlier of (I) the date upon which you obtain other employment or (II) the date the Company has paid an amount equal to twelve (12) payments (clauses (i), (iii) and (iv), the “Severance Benefits”).  The Severance Benefits shall commence to be paid within sixty (60) days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the

Severance Benefits, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination.  Each payment pursuant to this letter agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

9.Change of Control Acceleration.  In the event your employment is terminated by the Company (or its acquirer or successor) without Cause (including due to death or disability) or you resign for Good Reason, in each case in connection with or within twelve (12) months following a Sale Event (as defined in the Plan), subject to you signing a customary general release of claims in favor of the Company (or its acquirer or successor) that becomes irrevocable within sixty (60) days following the termination date, any outstanding unvested shares underlying the Option and any outstanding unvested Time-Based RSUs shall vest and become exercisable (as applicable) as of such termination date. In the event of a Sale Event, if Performance-Based RSUs are assumed, continued or substituted by the acquirer in a Sale Event, the Performance Measurement Period shall be measured through the date of the Sale Event and a number of Performance-Based RSUs will be earned based on the Company’s total shareholder return percentile ranking relative to the Nasdaq Biotech Index through the date of the Sale Event, however such earned Performance-Based RSUs shall not vest until the third anniversary of the date you execute this letter agreement, subject to your continued service relationship with the Company (or its acquirer or successor) through such date; provided, that in the event your employment is terminated by the Company (or its acquirer or successor) without Cause (including due to death or disability) or you resign for Good Reason, in each case in connection with or within twelve (12) months following the Sale Event, subject to you signing a customary general release of claims in favor of the Company (or its acquirer or successor) that becomes irrevocable within sixty (60) days following the termination date, all of your earned Performance-Based RSUs will vest on the date of your  termination.  In addition, if the Options, Performance-Based RSUs and/or the Time-Based RSUs are not assumed, continued or substituted by the acquirer in a Sale Event, any outstanding unvested shares underlying the Option and the Time-Based RSUs shall vest and become exercisable (as applicable) immediately prior to the consummation of the Sale Event and with respect to any outstanding unvested Performance-Based RSUs, the Performance Measurement Period shall be measured through the date of the Sale Event and a number of Performance-Based RSUs will vest based on the Company’s total shareholder return percentile ranking relative to the Nasdaq Biotech Index through the date of the Sale Event.    The acceleration of vesting benefits set forth in this Section 9 shall be in addition to the benefits set forth in Section 8.

10.Definitions.  For purposes of this letter agreement,

A.

“Cause” shall mean (i) conduct by you constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by you of any felony or a misdemeanor involving moral turpitude or fraud, or any conduct by you that would reasonably be expected to result in material injury or material reputational harm to the Company or any of its subsidiaries and affiliates if you were retained in your position; (iii) continued material non-performance by you of your duties hereunder (other than by reason of your physical or mental illness, incapacity or disability) which has continued for more than thirty (30) days following written notice of such non-performance from the CEO; (iv) a breach by you of any applicable restrictive covenants provisions, including, without limitation, the PIIA (as defined below) that would reasonably be expected to result in material injury to the Company; (v) a material violation you of the Company’s written employment policies; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known by you to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

B.

“Good Reason” shall mean that you have complied with the “Good Reason Process” following the occurrence of any of the following events:  (i) a material diminution in your responsibilities, authority or duties, including a change in reporting such that you no longer report directly to the CEO; (ii) a material diminution in your base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a change of more than forty (40) miles in the geographic location at which you provide services to the Company; or (iv) a material breach by the Company of this letter agreement.

C.

“Good Reason Process” shall mean that (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason condition within sixty (60) days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than thirty (30) days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within sixty (60) days after the end of the Cure Period.  If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred; provided that, if the events or substantially similar events that constituted the Good Reason reoccur after the Cure Period, you shall immediately be entitled to terminate your employment and shall be deemed to have complied with the Good Reason Process.

11.Employee Confidentiality and Assignment Agreement.  Like all Company employees, you shall be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A (the “PIIA”).

12.Background Check. The Company may conduct a background or reference check (or both).  If so, then you agree to cooperate fully in those procedures, and this offer is subject to the Company’s approving the outcome of those checks, in the reasonable discretion of the Company.

13.Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company shall be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time (subject to the rights and remedies specified herein), the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

14.Tax Matters.

A.

The parties intend that this letter agreement be administered in accordance with Section 409A of the Code.  To the extent that any provision of this letter agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  The parties agree that this letter agreement may be amended as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.  The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this letter agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.  Anything in this letter agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Code, the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you becomes entitled to under this letter agreement on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six months and one day after your separation from service, or (ii) your death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.  To the extent that any payment or benefit described in this letter agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).  All in-kind benefits provided and expenses eligible for reimbursement under this letter agreement shall be provided by the Company or incurred by you during the time periods set forth in this letter agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses).  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

B.

In the event that the benefits provided for in this letter agreement or in any other agreement between you and the Company (the “Aggregate Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code, and shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then your Aggregate Payments payable under the terms of this letter agreement or otherwise shall be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Aggregate Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits

C.	All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

15.Interpretation, Amendment and Enforcement.  This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company shall be governed by California law, excluding laws relating to conflicts or choice of law.

We hope that you will accept our offer to join the Company.  You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Confidentiality Agreement and returning them to me.  This offer, if not accepted, shall expire at the close of business on September 20th, 2019.  As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States.  Should you accept this offer, your start date of employment shall be October 7, 2019 (the “Start Date”) or any other date agreed upon between you and the Company.

If you have any questions, please do not hesitate to contact me.

Very truly yours,

/s/ Brian Stephenson

Brian Stephenson
CFO

I have read and accept this employment offer:

/s/ Brian Stolz
Brian Stolz

Effective as of September 19, 2019

Attachment

Exhibit A: Proprietary Information and Inventions Agreement

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